Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


            UNITED NATURAL FOODS, INC. EXTENDS LONG-TERM PARTNERSHIP
                           WITH WHOLE FOODS MARKET(R)

               SIGNS NEW SEVEN-YEAR PRIMARY DISTRIBUTION AGREEMENT

Dayville, Connecticut - October 2, 2006 - United Natural Foods, Inc. (NASDAQ:
UNFI) announced today that Whole Foods Market Distribution, Inc., a wholly owned subsidiary of Whole Foods Market, Inc. (NASDAQ: WFMI) and UNFI have entered into a new seven-year Primary Distribution Agreement. Under the terms of the definitive agreement, effective from September 26, 2006 through September 29, 2013, United Natural Foods will continue to serve as the primary wholesale natural grocery distributor to Whole Foods Market in its United States regions where United Natural Foods currently serves as the primary distributor. This new agreement replaces an existing three-year primary distribution agreement that was not scheduled to expire until December 31, 2007. At this time, additional terms of the agreement are not being disclosed.

Walter Robb, Co-President and Co-Chief Operating Officer of Whole Foods Market, commented, "Whole Foods Market is pleased to extend our long-term relationship with United Natural Foods. This seven-year agreement will allow us to concentrate our capital investment and resources on aggressively expanding our store base. Having United Natural Foods as a distribution partner is an important element of our growth strategy and we look forward to building and enhancing the strategic partnership between the two companies."

Michael Funk, United Natural Foods' President and Chief Executive Officer, commented, "We are excited about the opportunity to extend our decades old partnership with Whole Foods Market, the world's leading natural and organic foods supermarket. This new long-term agreement represents a natural progression for both companies and, as America's premier certified organic distributor, we are committed to helping our customers be more successful in their marketplace by providing the highest quality product assortments and value-added support services."

"Having secured Whole Foods Market's long-term commitment in utilizing United Natural Foods as its primary natural grocery distributor, we will be able to continue to invest in our infrastructure to provide scalability as well as the necessary support to meet their growth needs as well as the growth of all our customers. Over the next 18 to 24 months, we will continue to focus on enhancing our distribution network in order to improve customer service as well as reduce transportation costs." Mr. Funk added, "We look forward to capitalizing on the tremendous growth opportunities that exist in the industry and helping Whole Foods Market, as it implements its store development pipeline, to meet growth goals."
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United Natural Foods reported net sales for fiscal 2006, ended July 29, 2006, of
$2.43 billion. Whole Foods accounted for approximately 26% of United Natural Foods sales in fiscal 2006.

United Natural Foods Reiterates Fiscal 2007 Guidance

In conjunction with the announcement of the new long-term agreement with Whole Foods Market, the Company reiterated its fiscal 2007 guidance, which was originally provided on August 30, 2006.

For fiscal 2007, revenues are expected to increase approximately 11% to 15% from fiscal 2006 to a range of $2.7 billion to $2.8 billion. Fiscal 2007 earnings per diluted share are expected to be in the range of $1.25 to $1.30 per share, an increase of 15% to 19% over fiscal 2006.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 as one of its "Most Admired Companies," and ranked by Business Ethics as one of its "100 Best Corporate Citizens for 2006."

For more information on United Natural Foods, Inc., visit the Company's website at http://www.unfi.com.

UNITED NATURAL FOODS                      FINANCIAL RELATIONS BOARD
Mark E. Shamber                           Joseph Calabrese
Acting Chief Financial Officer            General Information
(860) 779-2800                            (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 8, 2006, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

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